                                                                     Exhibit 4.1

                                CEPTOR AGREEMENT

     Agreement this 31st day of March,  2004 (the "Effective Date") by and among
WILLIAM  PURSLEY  ("WP"),  XECHEM  INTERNATIONAL,  INC.  ("Xechem")  and  CEPTOR
CORPORATION ("Ceptor").

                                   RECITALS:

     0.1.  Xechem is the owner of one  hundred  percent  (100%) of the shares of issued and outstanding capital stock of Ceptor.

     0.2.  WP is currently the president and chief operating  officer of Xechem, and serves as vice  chairman of its board of directors.  In connection  with his agreement to join the board of Xechem and his subsequent agreement to become the president and chief  operating  officer of Xechem,  Xechem agreed to issue to WP options to purchase  twenty  percent (20%) of the  outstanding  capital stock of
Xechem on a diluted  basis (the "WP  Options")  after  giving  effect to certain additional  stock  issuances,  including  conversion  of certain loans to equity
(based upon a $0.0025 per share  conversion  price--the MC  Convertible  Loans), issuances of shares per the WP Options and comparable options in favor of Ramesh
Pandey,  certain  convertible loans convertible into 15,600,000 shares of common stock and any subsequent stock that may be issued on conversion of certain loans by Margie Chassman ("MC") to Xechem, all as more fully detailed in the Forms 8-K and 10-Q previously filed by Xechem.

     0.3.  Xechem  has  entered  into  an  agreement   with   Alembic,   Limited
("Alembic")  for the  issuance  of common  stock to Alembic and the funding of a loan of  $3,000,000  by  Alembic  over time,  which  amount,  together  with the
$640,000  equity  investment by Alembic in Xechem and the future loan commitment by MC to Xechem are hoped to be  sufficient  to enable  Xechem to implement  its business  plan to bring  Hemoxin to market in Nigeria  and to provide a platform and  basis  for  additional  financing  to fund  the  investigational  new  drug application for the approval of Hemoxin in the United States as an orphan drug.

     0.4.  Ceptor was recently acquired by Xechem to serve as a platform for the bringing to market of Myodur and related compounds,  designed to combat muscular dystrophy and related  diseases.  At present Xechem lacks the resources to fully fund the  development  and  regulatory  approval of the Ceptor  technology.  The parties  acknowledge  that there can be no assurances that any future  financing will be available to either Ceptor or Xechem, but that the transactions outlined below  provide a basis which they believe will  maximize  shareholder  return by enhancing  the  prospects  of the  technologies  owned  by  Xechem  and  Ceptor, respectively.

     0.5.  The Board of Directors of Xechem, with WP abstaining,  has determined in  its  good  faith  belief  that  it is in  the  best  interests  of  Xechem's
shareholders  to  effect  the  spin  out  referenced   below,  by  providing  an
independent platform for Ceptor to enable it to obtain financing. Such financing is anticipated to enable Ceptor to further its technology and provide additional cash to Xechem.  WP has advised the Board of his  willingness  to continue as an officer of Xechem,  however  is  willing  to enter  into this  Agreement  at the request of the Board to accommodate the goals referenced above.

     NOW,  THEREFORE,  in consideration of the premises and covenants  contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.0  RECITALS.  The recitals set forth above are incorporated by reference herein and made a part hereof as if fully rewritten.

     2.0  EMPLOYMENT  AGREEMENT.   Effective  as  of  the  Effective  Date,  the
employment  of WP by  Xechem  has been  terminated.  WP  acknowledges,  that all obligations  of Xechem  with  respect  to his  employment  by  Xechem  have been satisfied in full,  save for the  obligation  to reimburse  for any  outstanding reimbursable  expenses for which expense reports (submitted  consistent with the expense  reimbursement  policy of Xechem)  have not yet been fully  submitted or processed.  WP's  employment  shall  be  subject  to the  terms  of  the  Ceptor
Employment  Agreement  attached hereto as EXHIBIT A and made a part hereof.  The parties further  acknowledge  that on the Effective Date, each of Fran Zbikowski
("FZ") and Don Fallon  ("DF")  shall no longer serve as officers or employees of
Xechem  and  are  now  employees  of  Ceptor,   subject  to   employment   terms
substantially  similar to those with  respect to Xechem.  Xechem has not granted any  options  to  acquire  Xechem  stock  in  favor  of  either  FZ  or  DF.  In contemplation of the foregoing, Xechem has funded $125,000 to Ceptor on March 1,
2004,  the  proceeds  of which  have  been  applied  to fund  payroll  and other operating expenses of Ceptor.

     3.0  BOARD AND OFFICER.  WP hereby resigns from the Board of Directors and
Vice  Chairman of the Board of Directors of Xechem and resigns as President  and
Chief Operating  Officer of Xechem.  The parties  acknowledge and agree that (i)
the  Board of  Directors  of Ceptor is  hereby  comprised  of WP,  Len Mudry and
Stephen Burg, and (ii) WP is the CEO and Chairman of Ceptor.

     4.0  WP OPTIONS.  The WP Options are hereby  amended and restated in their entirety as set forth in the form of Option  Agreement to be attached  hereto as
EXHIBIT B, whereby effective as of the date hereof WP shall hold a five (5) year option to purchase  43,000,000  shares of the $0.00001 par value common stock of
Xechem ("Xechem Common Stock") at $0.0025 per share, with no antidilution rights
(subject to customary adjustment for stock splits, reverse splits and the like).

     5.0  COMPOSITION OF CEPTOR.  Promptly  following the execution hereof, and in no event later than the closing date  scheduled for the "Ceptor  Bridge Loan"
(defined below), Xechem shall cause the following actions to be taken by Ceptor, which undertakings are conditions precedent to the undertakings set forth above.

          (a)  STOCK   OWNERSHIP.   Ceptor  shall  amend  its   certificate   of
incorporation  to authorize the issuance of up to 20,000,000  shares of $0.00001 par value  common stock and  2,000,000  shares of $0.00001 par value blank check preferred  stock.  Ceptor shall declare a stock  dividend or stock split so that there shall be 1,406,250 shares of issued and outstanding common stock of Ceptor held by Xechem. Xechem represents and warrants that there are no other shares of capital stock of Ceptor issued and outstanding. Ceptor agrees to issue to WP and his  designees  (collectively,  the ")AP Group")  immediately  upon demand fully vested ten (10) year options ("WP Group  Options") to purchase in the  aggregate
1,093,750 shares of common stock of Ceptor at par value (the "WP Group Option").
The Ceptor Group  Options of the WP Group shall be held  pursuant to the form of
Ceptor Option  Agreement to be attached  after the date hereof as EXHIBIT C (the

"Ceptor Options"). All of Xechem's rights and obligations with respect to Ceptor shares  shall be  equitably  adjusted up or down to account for any stock split, reserve  split or other  damage in  corporate  structure  of  Ceptor.  The share amounts  and  Put  price  may be  adjusted  ratably  (preserving  the  economics contemplated herein) up or down should WP elect a different share count.

          (b) PUT OF SHARES;  BRIDGE LOAN.  Xechem  agrees to sell to Ceptor and
Ceptor  agrees to buy from Xechem  625,000 of the Ceptor  shares owned by Xechem
(the "Put") in  consideration  for (i) $3.20 per share (i.e.,  $2,000,000 in the aggregate--the "Put Amount"),  plus (ii) a royalty to Xechem from Ceptor, deemed fully earned and payable upon execution of this Agreement,  equal to two percent
(2%) of the gross revenues received by Ceptor, its subsidiaries,  affiliates and assigns  with  respect  to the  sale of any  products  incorporating  any of the technology  currently  owned by Ceptor (the "Ceptor IP") or the licensing of any of the Ceptor EP (or the sale of the licensing rights to any of the Ceptor IP or any of the Ceptor IP); the parties shall execute a license agreement  containing terms  further  delineating  the foregoing and  containing  customary  terms and conditions. The Put shall be deemed automatically exercised as to the applicable number of shares  (based  upon a Put price of $3.20 per share)  each time Ceptor receives a new funding based upon twenty-five  percent (25%) of the gross amount of each funding to Ceptor  until the full Put is  exercised in full (i.e.,  upon the sale of all 625,000 shares),  any unsold Ceptor shares subject to the Put on the second anniversary of this Agreement will be sold to Ceptor and Ceptor shall purchase them at $3.20 per share. Any unpaid obligation of Ceptor to pay for the
Put  shares  shall  accrue  interest  at eight  percent  per  annum,  compounded semiannually (the "Interest Rate");  provided,  further,  if any of the payments required  hereunder are not paid within 10 days following  their due date,  then
Xechem  shall  have the right to sell all  remaining  shares  subject to its Put rights  immediately  to Ceptor and the full  unpaid  portion of any such  amount shall become due and payable to Xechem and all  indebtedness  evidenced  thereby shall bear interest at the Interest Rate.

          It is contemplated that Ceptor shall obtain a bridge loan for not less than $250,000 nor more than $1,000,000  which shall be for a term of six months, bearing  interest at eight percent (8%) per annum,  which will be repayable from the  proceeds of the first  financing  of  $1,000,000  or more to Ceptor.  It is contemplated  that the  lender  will  further  require  that they  will  receive warrants to purchase stock of Ceptor (the "Equity Rider") and Xechem consents to the  Equity  Rider  that  Ceptor may issue for such  loan.  In  addition,  it is anticipated  that in order to induce the lender to provide  such  financing  for default on the aforesaid  loan,  the lender shall be granted the right by Xechem to put unpaid  principal  plus interest owing on such loan as of the date of its maturity (the "Measurement Date") to Xechem in consideration for the issuance of
Xechem  common  stock  at the  lesser  of  seven  cents  ($0.07)  per  share  or seventy-five  percent  (75%)  (rounded  to the  nearest  tenth of a cent) of the average  closing  price of Xechem's  common stock (as quoted on the OTC Bulletin
Board) for the ten trading days immediately  preceding the Measurement Date. The put shall be exercisable for a period of 30 days following the Measurement Date.
The loan referenced above is referred to as the "Ceptor Bridge Loan"; its actual terms may vary from those set forth above,  provided that (i) Xechem will not be obligated to grant conversion rights at greater than a twenty-five percent (25%)
discount,  and (ii) the parties agree to cooperate fully in trying to effect the funding of the same and in attempting to attract  additional  funding to Ceptor.
The Ceptor  Bridge Loan lender may  require the right to  designate  one or more members of the Ceptor board of directors as a condition to funding its loan.

          (c) EQUITY  INVESTMENT.  The parties  acknowledge  that it is expected that Ceptor  will be funded by equity  investment  from one or more  third-party investors  in an amount of not less than  $2,000,000,  which will be dilutive of the ownership interests of the WP Group and Xechem in a proportionate basis, and which may be issued in the form of a convertible  preferred  stock,  with rights superior to the common stock  including the right to designate a majority of the
Ceptor board of directors,  either  pursuant to a certificate of designation for said shares or by contract.

          (d)  APPROVAL;  FUNDING.  Xechem  agrees to take all steps  reasonably necessary to facilitate  the effecting of the Ceptor Bridge Loan and  additional investment  referenced  above,  including the taking of all corporate  action to effect the same.

          (e) CAPITAL FUNDRAISING.  Xechem agrees to provide $125,000 of capital contributions  to Ceptor (for no additional  shares) on or before April 1, 2004.
In addition,  to the extent that Xechem is funded  within the loan fundings from
Marjorie  Chassman  ("MC")  pursuant to her existing loan  agreement with Xechem with respect to the loan  obligation with respect to: (i) May, 2004, then Xechem will provide an additional  $125,000 of capital to Ceptor; and (ii) with respect to June,  2004,  then Xechem will provide an  additional  $125,000 of capital to
Ceptor. Should MC default with respect to her loan funding obligations, then the aforesaid funding obligations of Xechem shall cease. Any direct funding by MC to
Ceptor to cover the April 1, 2004 obligation will be credited  dollar-for-dollar as if it were  loaned  to Xechem  by MC and  contributed  by Xechem to Ceptor to cover such obligation.

          (f)  NONDISPARAGEMENT,  COORDINATION,  RELEASE.  Each  of the  parties hereto  agrees to not  disparage  any of the other  parties  hereto and  further
agrees  to  use  its  or  his  best  efforts  to  consummate  the   transactions
contemplated herein. Effective as of the date hereof, except for the obligations hereunder or contemplated  herein or pursuant to any written contract between WP and Xechem: (i) Xechem hereby releases WP from any and all claims,  liabilities, obligations and lawsuits known or unknown from the beginning of time to the date hereof;  and  (ii) WP  hereby  releases  Xechem  and  each of its  officers  and directors from any and all claims,  liabilities,  obligations and lawsuits known or unknown from the beginning of time to the date hereof.

          (g)  REGISTRATION  RIGHTS.  The parties  agree that Xechem  shall have piggyback  registration rights to register its Ceptor shares in any registration statement that Ceptor may issue,  but agrees to abide by a lockup on the sale of any  Ceptor  shares on the open  market for a period of 180 days  following  the initial  public  registration  of any Ceptor  shares and as to fifty  percent of
Ceptor shares owned by Xechem for the next 180 days.

          (h) TAX INDEMNITY.  The parties acknowledge that Xechem's  acquisition of Ceptor and the subsequent financing of Ceptor as contemplated  hereunder have been structured as tax-free transactions (collectively, the "Transactions") with respect to Leo Kesner and Alfred Stracher (the  "Founders") and the other former
Ceptor shareholders. Xechem agrees that notwithstanding the foregoing, it agrees to indemnify and hold harmless each of the Founders from any federal  income tax liability they might incur ("Tax Liabilities") should the Transactions result in
Tax  Liabilities to them,  provided that: (i) each Founder agrees as a condition to  acceptance of any Tax  Liabilities  payment to refund to the Company all Tax
Liabilities  payments  received by them upon ultimate  disposition of the Xechem shares received by them (or of the resultant common stock in the event of conversion  into  common  stock in  connection  with the merger of Ceptor with a wholly-owned  subsidiary  of Xechem) and prorated for partial  disposition;  and
(ii) if no Tax Liability is triggered until  disposition of the Founder's shares in question, then no Tax Liability payment will be made to such Founder.

     6.0 MISCELLANEOUS.

          (a)  ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein
and  merge  all  prior  discussions,   correspondence,   agreements,   promises,
commitments,  contracts or other instruments or understandings between them, and
no  party  shall  be  bound  by  any   subsequent   instrument,   agreement   or
representation   pertaining  to  the  subject  matter  contained  herein  unless expressed in writing and signed by the parties hereto.

          (b)  COUNTERPARTS.  This  Agreement  may be  executed  in two or  more counterparts, each shall have the same force and effect as the other, as one and the same instrument.

          (c)  GOVERNING  LAW. This  Agreement  shall be governed by laws of the
State of Delaware.  Any action to enforce this  Agreement  shall be litigated in the state or federal courts situated in or closest to New Brunswick, New Jersey, to which  jurisdiction  and venue all parties  consent.  All parties waive their right to trial by jury with respect to any matter to be litigated regarding this
Agreement.

          (d) BINDING AGREEMENT. The parties hereto warrant that they have read this Agreement, that they intend to be legally bound by the same, that they have entered into this Agreement freely and voluntarily,  and that they have the full right,  power,  authority  and capacity to enter into and execute the same.  The parties hereto further warrant that this Agreement is entered into with no party relying  upon any  statement  or  representation  made by any  other  party  not expressly embodied in this Agreement.

          (e) ATTORNEYS'  FEES. In any claim arising out of or relating to this
Agreement,  the prevailing  party shall recover his or its reasonable  costs and attorneys' fees.

          (f) NOTICES. All notices,  requests and other communications hereunder shall be in writing and shall be deemed to be duly given if  delivered or mailed by prepaid mail addressed to:

  If TO WP OR CEPTOR, TO:         WITH A COPY TO:
  William Pursley                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
  1138 Corbett Road               Park Avenue Tower
  Monkton, MD 21111               65 East 55th Street
  Facsimile: 410-472-4145         New York, NY 10022
  E-Mail:  WPursley3@aol.com      Attention: Harvey J. Kesner, Esq.
                                  Facsimile: 212-451-2222
                                  E-Mail:    HJK@ogfrlaw.com

IF TO THE COMPANY, TO:                       WITH A COPY TO:
Xechem International, Inc.                   Shefsky & Froelich Ltd.
100 Jersey Avenue, Building B, Suite 310     444 North Michigan Avenue - Suite 2500
New Brunswick, NJ 08901-3279                 Chicago, IL 60611
Attention: Ramesh C. Pandey, Ph.D.           Attention: Mitchell D. Goldsmith, Esq.
Facsimile: 732-247-4090                      Facsimile: 312-527-3194
E-Mail:    ramesh@xechem.com                 E-Mail:    mgoldsmith@shefskylaw.com

or such other address as the addressee may direct in writing.

          (g) CAPTIONS.  The captions  applied to the sections of this Agreement are for convenience only and shall not affect their meaning or construction.

          (h) WAIVER.  The failure of either  party to insist in any instance or performance of any term of this Agreement  shall not be construed as a waiver of future performance of any such term.

          (i) SEVERABILITY.  If any portion of this Agreement is held invalid or unenforceable,  the remainder thereof shall remain in full force and effect, and if the invalidity or unenforceability is due to the  unreasonableness of time or geographical  restrictions,  such covenants and restrictions  shall be effective for such period of time and for such areas as may be determined to be reasonable by a court of competent jurisdiction.

     IN WITNESS  WHEREOF,  the parties have caused this Agreement to be executed as of the date first set forth above.

XECHEM INTERNATIONAL, INC.               CEPTOR CORPORATION

By: _________________________            By:  _____________________________
Its:_________________________            Its: _____________________________

                                         __________________________________
                                         WILLIAM PURSLEY, Individually